March 23, 2006


Mail Stop 4561

      VIA U.S. MAIL AND FAX (703) 287-5901

Harry Brill
Chief Financial Officer
Gladstone Commercial Corporation
1521 Westbranch Drive
Suite 200
Mclean, VA 22102

Re:	Gladstone Commercial Corporation
	Form 10-K for the year ended December 31, 2005
      Filed March 28, 2006
      File No. 0-50363

Dear Mr. Brill:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



						Sincerely,



Daniel L. Gordon
Accounting Branch Chief